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                                                                    EXHIBIT 99.1

                       [NeoTherapeutics LOGO APPEARS HERE]
Contact:
--------
John McManus
NeoTherapeutics, Inc.
(949) 788-6700, ext. 247

                    NeoTherapeutics completes equity offering

IRVINE, Calif., November 22, 2002 -- NeoTherapeutics Inc. (NASDAQ: NEOT) announced today that it had raised $938,000 through the sale to five investors including Luigi Lenaz, M.D., President of the Company's oncology division, of 469,000 shares of common stock, at a price of $2.00 per share. The investors also received five-year warrants to purchase up to an aggregate of 107,870 shares of common stock at an exercise price of $3.00 per share.

"The completion of this equity offering is another important step in the implementation of our plan to rebuild NeoTherapeutics," stated John McManus, Vice President, Strategic Planning and Financeof NeoTherapeutics. "Through the funds raised in this offering and the other steps we have recently completed, we have improved the Company's working capital and shareholders' equity by more than $1.5 million and significantly reduced our monthly expenses. These funds will allow us to move forward phase 2 programs for Neoquin(TM) in bladder cancer and Elsamitrucin in Non-Hodgkin's lymphoma. This follows our co-development and licensing agreement for satraplatin, which provided us with a $2 million payment last month and full funding of development costs going forward."

NeoTherapeutics seeks to create value for shareholders through the development of in-licensed drugs for the treatment and supportive care of cancer patients. The Company's lead drug, satraplatin, is a phase 3 oral, anti-cancer drug. Elsamitrucin, a phase 2 drug, will initially target non-Hodgkin's lymphoma. Neoquin(TM) is being studied in the treatment of superficial bladder cancer, and may have applications as a radiation sensitizer. The Company also has a pipeline of pre-clinical neurological drug candidates for disorders such as attention-deficit hyperactivity disorder, schizophrenia, mild cognitive impairment and pain, which it is actively seeking to out-license or co-develop. For additional information visit the Company's web site at www.neot.com.

This press release may contain forward-looking statements regarding future events and the future performance of NeoTherapeutics that involve risks and uncertainties that could cause actual results to differ materially. These risks are described in further detail in the Company's reports filed with the Securities and Exchange Commission, including the Company's quarterly report on form 10-Q for the quarter ended September 30, 2002 and the Company's annual report on form 10-K for the year ended December 31, 2001.

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